UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 7, 2012

Manhattan Bridge Capital, Inc.

(Exact Name of Registrant as Specified in Charter)

New York	000-25991	11-3474831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Cutter Mill Road, Great Neck, NY	11021
(Address of Principal Executive Offices)	(Zip Code)

(516) 444-3400
(Registrant’s telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

This Current Report on Form 8-K is filed by Manhattan Bridge Capital, Inc. (the “Registrant”), in connection with the item set forth below.

Item 1.01.	Entry into a Material Definitive Agreement.

On May 2, 2012, the Registrant entered into a into a Line of Credit Agreement with Sterling National Bank pursuant to which the Bank has agreed to advance up to $3.5 million against assignments of mortgages and other collateral (the “Sterling Credit Line”). The Sterling Credit Line was conditioned on an unlimited personal guarantee from Assaf Ran, the Registrant’s CEO.

The interest rate on the Sterling Credit Line will be 2% in excess of the Wall Street Journal prime rate, but in no event less than 6%, per annum, on the money in use. Total initiation costs for the Sterling Credit Line were approximately $15,000.

Assaf Ran, Chairman of the Board and CEO stated, "This is a very important day for the Company. We achieved a milestone by arranging a relatively low cost source of funding which is essential for continued growth of the Company.”

“The transaction was only possible because of my personal guarantee, which I was willing to provide only because of the grant of restricted shares to me as part of my compensation package and in cancellation or exchange for prior option grants and prospective option grants, all according to a formula recommended to the Board by an independent third-party expert, as detailed in the Company’s previous public filings,” added Mr. Ran.

Item 8.01:	Other Events.

On May 7, 2012, the Registrant issued a press release announcing its entry into the Sterling Credit Line, which press release is Exhibit 99.1, hereto.

Item 9.01:	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Line of Credit Agreement, dated May 2, 2012, between the Registrant and Sterling National Bank.
99.1	Press Release, dated May 7, 2012.

* * * * * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MANHATTAN BRIDGE CAPITAL, INC.

Dated: May 7, 2012	By:	/s/ Assaf Ran
Name: Assaf Ran
Title: President and Chief Executive Officer

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